UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	On September 20, 2012, John R. Charman resigned as a member of the AXIS Capital Holdings Limited (the “Company”) Board of Directors as a result of a disagreement with the Board regarding his June 2012 termination without cause as Chairman. At the time of his resignation, Mr. Charman served as a member of the Board’s Executive Committee.

(d)	Also on September 20, 2012, the Board of Directors, upon the recommendation of its Corporate Governance and Nominating Committee, elected Ms. Jane Boisseau as a member of the Board, effective December 4, 2012. Ms. Boisseau will join the Board as a Class I director and will serve on the Board’s Audit Committee and Corporate Governance and Nominating Committee. Ms. Boisseau will receive the pro rata portion of the standard annual retainer for service on the Board (currently $100,000 per annum) based on the number of days remaining in the current director compensation year at December 4, 2012. Beginning January 1, 2013, Ms. Boisseau will also be entitled to receive an annual grant of common stock valued at $100,000 under the AXIS Capital Holdings Limited 2007 Long Term Equity Compensation Plan. Ms. Boisseau is not party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release issued on September 20, 2012 regarding Mr. Charman’s resignation and Ms. Boisseau’s appointment is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated September 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2012

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr. General Counsel